Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Third Quarter Financial Results,
Growth in Each Business Leads to Record Sales

•	Third quarter sales improve 5%, up 7% on a year-to-date basis
•	International improvement continues with 16% sales growth in third quarter
•	Focus on inventory controls leads to strong working capital management
MARYSVILLE, Ohio (July 31, 2007) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced record third quarter sales of $1.10 billion, up 5 percent from the same period a year ago. The results were led by a 16 percent improvement in sales from the Company’s International segment, which continues to benefit from new product introductions, stronger retail partnerships and favorable exchange rates.
     Net income was $129.7 million, or $1.98 per share, compared with $133.3 million or $1.92 per share a year earlier. The Company reiterated that it continues to expect full-year adjusted earnings in the range of $2.35 to $2.45 per share. On July 9, the Company said its third quarter and full-year results would not meet previous expectations primarily due to unseasonably wet and cold weather in April.
     “Consumer participation in our gardening business has been strong throughout the year, and we continue to benefit from good execution throughout the organization,” said Jim Hagedorn, chairman and chief executive officer. “Unfortunately, the softness we experienced at the start of the season, especially in our lawns business, offset an otherwise solid year. Overall, consumer purchases of our products at point-of-sale in the U.S. are up 3 percent so far this year. Excluding April, consumer purchases increased 11 percent.”

THIRD QUARTER DETAILS
     For the quarter ended June 30, 2007, ScottsMiracle-Gro reported a 2 percent improvement in sales of its North America segment to $783.2 million. The increase was led by strong growth in growing media and specialty mulch products, though offset by a

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decline in the sale of lawn fertilizer and seed, both of which were disproportionately affected by April’s unseasonable weather. Operating income for North America was $196.9 million, compared with $208.0 for the same period a year ago. The decline was due primarily to additional investments in advertising, marketing and innovation. Sales growth was offset by an expected decline in gross margin rate.
     Scotts LawnService reported a 12 percent increase in sales during the quarter to $84.6 million driven primarily by higher customer count. Operating profit for Scotts LawnService was $21.5 million in the quarter, compared with $19.5 million a year ago. Smith & Hawken sales increased 9 percent to $63.6 million due primarily to improvements in its retail and wholesale divisions.
     International sales rose 16 percent in the quarter to $167.2 million due mainly to strong demand for growing media products, the launch of Miracle-Gro LiquaFeed, which has become the Company’s most successful European product launch, and the continued strength of the professional business. Excluding the impact of foreign exchange rates, International sales improved 8 percent. Operating profit in the unit increased to $24.7 million from $21.7 million a year ago.
     “We remain pleased with the progress of our International business this year and the overall strength of the European lawn and garden category,” Hagedorn said. “We expect this business to finish the year with significant momentum as we enter 2008.”
     On a company-wide basis, gross margins were 38.5 percent, compared with 38.7 percent a year earlier. Unfavorable product mix in both the U.S. and Europe contributed to the slight decline, which was partially offset by an improvement in gross margin rates at Scotts LawnService and Smith & Hawken.
     Selling, general and administrative costs increased 11 percent in the quarter to $199.2 million as the Company broadly increased its investment in advertising, marketing and innovation.
     Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $244.3 million, compared with $247.5 million for the same period last year.

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YEAR-TO-DATE RESULTS
     Net sales through the first nine months were $2.36 billion, up 7 percent from $2.21 billion a year earlier. Adjusted net income, which excludes restructuring and other charges, such as the one-time costs associated with the Company’s recapitalization, was $165.5 million, or $2.45 per share, compared with $180.3 million, or $2.59 per share, a year earlier. Reported net income was $153.7 million, or $2.28 per share, compared with $175.4 million, or $2.52 per share.
     In North America, sales increased 5 percent to $1.67 billion versus $1.60 billion for last year’s comparable period. Scotts LawnService revenue increased 12 percent to $144.1 million. Smith & Hawken sales increased 9 percent to $138.6 million. International sales were $406.1 million, up 15 percent. Excluding the impact of foreign exchange rates, International sales increased 6 percent.
     Gross margins declined to 35.8 percent from 36.5 percent, impacted mainly by unfavorable product mix and higher input costs. SG&A through the first nine months increased 11 percent to $544.4 million, in line with the Company’s expectations.
     Adjusted EBITDA was $360.3 million, compared with $367.3 million.
     “While we have seen pressures on our bottom line results this year due to a slow start to the season, we remain pleased with our continued focus on other key metrics like working capital and free cash flow,” said Dave Evans, chief financial officer. “Despite lower than expected sales, we have managed to hold inventory levels flat with last year and expect to finish the year in a similar position. As a result, our expectation for full-year free cash flow of between $160 million to $170 million is still within our guidance, even with the impact from our recapitalization.”
     The Company will discuss its third quarter results during a Webcast and conference call at 10:00 a.m. Eastern Time today. The call will be available live on the investor relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
     An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.

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About ScottsMiracle-Gro
     With more than $2.7 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
     Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:
•	Adverse weather conditions could adversely affect our sales and financial results;
•	Our historical seasonality could impair our ability to pay obligations and operating expenses as they come due;
•	Our substantial indebtedness could adversely affect our financial health;
•	Public perceptions regarding the safety of our products could adversely affect us;
•	The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;
•	The expiration of certain patents could substantially increase our competition in the United States;
•	Compliance with environmental and other public health regulations could increase our cost of doing business; and
•	Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
     Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Vice President
Investor Relations & Corporate Communications
(937) 578-5622

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THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Nine Months
Ended June 30, 2007 and July 1, 2006
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 9

		Three Months Ended			Nine Months Ended
		June 30,	July 1,	%	June 30,	July 1,	%
	Footnotes	2007	2006	Change	2007	2006	Change
Net sales		$1,098.4	$1,048.0	5%	$2,362.9	$2,205.0	7%
Cost of sales		675.7	642.0		1,516.5	1,399.0
Cost of sales — restructuring and other		—	—		—	0.1

Gross profit		422.7	406.0	4%	846.4	805.9	5%
% of sales		38.5%	38.7%		35.8%	36.5%

Operating expenses:
Selling, general and administrative		199.2	180.2	11%	544.4	489.4	11%
Impairment, restructuring and other charges		—	1.1	-100%	—	7.8	-100%
Other income, net		(3.6)	(4.6)		(7.0)	(7.0)

Total operating expenses		195.6	176.7	11%	537.4	490.2	10%

Income from operations		227.1	229.3	-1%	309.0	315.7	-2%
% of sales		20.7%	21.9%		13.1%	14.3%

Costs related to refinancings		—	—		18.3	—
Interest expense		26.2	13.2		52.3	32.8

Income before taxes		200.9	216.1	-7%	238.4	282.9	-16%

Income tax expense		71.2	82.8		84.7	107.5

Net income		129.7	133.3	-3%	153.7	175.4	-12%

Basic income per share	(1)	$2.04	$1.97	4%	$2.34	$2.59	-10%

Diluted income per share	(2)	$1.98	$1.92	3%	$2.28	$2.52	-10%

Common shares used in basic income per share calculation		63.6	67.5	-6%	65.6	67.7	-3%

Common shares and potential common shares used in diluted income per share calculation		65.4	69.4	-6%	67.5	69.7	-3%

Results of operations excluding restructuring, refinancing charges, loss on impairment:

Adjusted net income	(4)	$129.7	$133.9	-3%	$165.5	$180.3	-8%

Adjusted diluted income per share	(2) (4)	$1.98	$1.93	3%	$2.45	$2.59	-5%

Adjusted EBITDA	(3) (4)	$244.3	$247.5	-1%	$360.3	$367.3	-2%

Pro forma results as if the recapitalization transactions and related debt restructuring occurred as of the beginning of each fiscal year

Pro forma adjusted net income	(4) (5)	$129.7	$124.7	4%	$150.3	$152.2	-1%

Pro forma adjusted diluted income per share	(4) (5)	$1.98	$1.91	4%	$2.31	$2.32	-1%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment — Three and Nine Months
Ended June 30, 2007 and July 1, 2006
(in millions)
(unaudited)

	Three Months Ended
	June 30,	July 1,
	2007	2006	% Change
North America	$783.2	$770.3	2%
Scotts LawnService	84.6	75.3	12%
International	167.2	144.5	16%
Corporate & Other	63.4	57.9	9%

Consolidated	$1,098.4	$1,048.0	5%

	Nine Months Ended
	June 30,	July 1,
	2007	2006	% Change
North America	$1,674.7	$1,596.5	5%
Scotts LawnService	144.1	128.7	12%
International	406.1	353.0	15%
Corporate & Other	138.0	126.8	9%

Consolidated	$2,362.9	$2,205.0	7%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
June 30, 2007 and July 1, 2006
(Unaudited)
(in millions)

	June 30,	July 1,	September 30,
	2007	2006	2006
ASSETS
Current assets
Cash and cash equivalents	$66.9	$63.9	$48.1
Accounts receivable, net	711.1	662.1	380.4
Inventories, net	432.4	432.6	409.2
Prepaids and other current assets	112.7	64.7	104.3

Total current assets	1,323.1	1,223.3	942.0

Property, plant and equipment, net	364.8	356.0	367.6
Goodwill, net	477.7	473.3	458.1
Other intangible assets, net	418.7	472.9	424.7
Other assets	34.6	21.0	25.2

Total assets	$2,618.9	$2,546.5	$2,217.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$237.2	$13.0	$6.0
Accounts payable	274.1	240.6	200.4
Other current liabilities	410.0	403.1	289.8

Total current liabilities	921.3	656.7	496.2

Long-term debt	1,030.1	613.2	475.2
Other liabilities	161.4	137.9	164.5

Total liabilities	2,112.8	1,407.8	1,135.9

Shareholders’ equity	506.1	1,138.7	1,081.7

Total liabilities and shareholders’ equity	$2,618.9	$2,546.5	$2,217.6

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three and Nine
Months Ended June 30, 2007 and July 1, 2006
(in millions, except per share data)
Note: See Notes 4 and 5 to the Accompanying Footnotes on Page 9

	Three Months Ended		Nine Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Income before taxes	$200.9	$216.1	$238.4	$282.9
Restructuring and other charges	—	1.1	—	6.9
Impairment of intangibles	—	—	—	1.0
Costs related to refinancing	—	—	18.3	—

Adjusted income before taxes	200.9	217.2	256.7	290.8
Income tax expense	71.2	83.3	91.2	110.5

Adjusted net income	$129.7	$133.9	$165.5	$180.3

Incremental pro forma interest expense	—	(16.0)	(23.6)	(46.4)
Tax impact of incremental interest expense	—	6.1	8.4	17.6
Tax rate differential due to incremental interest expense	—	0.7	—	0.7

Pro forma adjusted net income	$129.7	$124.7	$150.3	$152.2

Diluted income per share (items net of tax)	$1.98	$1.92	$2.28	$2.52
Restructuring and other charges	—	0.01	—	0.06
Impairment of intangibles	—	—	—	0.01
Costs related to refinancing	—	—	0.17	—

Adjusted diluted income per share	$1.98	$1.93	$2.45	$2.59

Incremental pro forma interest expense (net of tax)	—	(0.13)	(0.22)	(0.40)
Impact of change in fully diluted shares	—	0.11	0.08	0.13

Pro forma adjusted diluted income per share	$1.98	$1.91	$2.31	$2.32

Net income	$129.7	$133.3	$153.7	$175.4
Income tax expense	71.2	82.8	84.7	107.5
Interest	26.2	13.2	52.3	32.8
Costs related to refinancing	—	—	18.3	—
Depreciation	12.8	13.3	39.2	38.4
Amortization, including marketing fees	4.4	4.9	12.1	12.2
Loss on impairment	—	—	—	1.0

Adjusted EBITDA	$244.3	$247.5	$360.3	$367.3

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)
Results of Operations
(1)	Basic earnings per common share is calculated by dividing net income by average common shares outstanding during the period.

(2)	Diluted income per share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock options, stock appreciation rights, and restricted stock) outstanding during the period. If there is a loss for any period, diluted shares are equal to basic shares as dilutive potential common shares are anti-dilutive.

(3)	“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization as well as certain other items such as the impact of discontinued operations, the cumulative effect of changes in accounting, costs associated with debt refinancings and other non-recurring, non-cash items effecting net income. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.

(4)	The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures (1) adjusted net income, (2) pro forma adjusted net income, (3) adjusted diluted income per share, (4) pro forma adjusted diluted income per share and (5) adjusted EBITDA. The Company believes that the disclosure of these non-GAAP financial measures provides useful information to investors or other users of the financial statements, such as lenders. As to adjusted net income and adjusted diluted income per share, charges or credits relating to refinancings, impairments, restructurings, and other unusual items are excluded as such costs or gains relate to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business. Pro forma adjusted net income and pro forma adjusted diluted income per share, interest expense and diluted shares have been computed as if the recapitalization transactions were completed as described in Note 5 below. The presentation of adjusted EBITDA is provided as a convenience to the Company’s lenders because adjusted EBITDA is a component of certain debt covenants.

(5)	During the second quarter of fiscal 2007, Scotts Miracle-Gro completed a significant recapitalization plan. The objective of this plan, announced on December 12, 2006, was to return $750 million to the Company’s shareholders. This was accomplished via a share repurchase that totaled $245.5 million, or 4.5 million shares, which was completed via a modified Dutch auction tender offer on February 14, 2007, and a special one-time cash dividend of $8.00 per share, totaling $508.0 million, which was paid on March 5, 2007 to shareholders of record as of February 26, 2007.

In order to fund these transactions, the Company entered into new credit facilities aggregating to $2.15 billion. As part of this debt restructuring, the Company launched a successful tender offer for all of its $200 million 6 5/8% senior subordinated notes, which were retired in the second quarter.

Subsequent to the completion of this recapitalization, the Company’s interest expense will be significantly higher as a result of the borrowings incurred to fund the cash returned to shareholders and related expenses. The following pro forma incremental interest expense has been determined as if the Company had completed these recapitalization transactions as of October 1, 2005 for fiscal 2006 and October 1, 2006 for fiscal 2007. Borrowing rates in effect as of March 30, 2007 were used to compute this pro forma interest expense. As the recapitalization involved a share repurchase, pro forma diluted shares are also provided.

	Fiscal 2006				Fiscal 2007
	First	Second	Third	Fourth	First	Second
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Incremental interest on recapitalization borrowings	$13.0	$13.1	$13.3	$13.6	$13.1	$8.7
New credit facility interest rate differential	1.4	2.5	2.5	1.0	1.0	0.5
Incremental amortization of new credit facility fees	0.2	0.2	0.2	0.2	0.2	0.1

Pro forma incremental interest from recapitalization	$14.6	$15.8	$16.0	$14.8	$14.3	$9.3

Year-to-date incremental interest		$30.4	$46.4	$61.2		$23.6

Common shares and potential common shares used in diluted income per share calculation	68.0	69.6	69.4	66.8	67.2	67.8
Incremental impact of repurchased shares	(4.5)	(4.5)	(4.5)	(4.5)	(4.5)	(2.7)
Incremental impact on potential common shares	—	0.3	0.3	—	—	0.1

Pro forma diluted shares	63.5	65.4	65.2	62.3	62.7	65.2

Year-to-date pro forma diluted shares		65.8	65.5	65.2		65.0